    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 31, 1997
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                                THE TORO COMPANY

             (Exact name of registrant as specified in its charter)

               DELAWARE                                 41-0580470
   (State or other jurisdiction of                   (I.R.S. Employer
    incorporation or organization)                 Identification No.)

          8111 LYNDALE AVENUE SOUTH, BLOOMINGTON, MINNESOTA 55420-1196

                                 (612) 888-8801

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                           J. LAWRENCE MCINTYRE, ESQ.
                 VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL
                                THE TORO COMPANY
                           8111 LYNDALE AVENUE SOUTH
                       BLOOMINGTON, MINNESOTA 55420-1196
                           TELEPHONE: (612) 888-8801

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

        DEAN R. EDSTROM, ESQ.                   MITCHELL L. HOLLINS, ESQ.
DOHERTY, RUMBLE & BUTLER PROFESSIONAL         SONNENSCHEIN NATH & ROSENTHAL
             ASSOCIATION                             8000 SEARS TOWER
       3500 FIFTH STREET TOWERS                  CHICAGO, ILLINOIS 60606
        150 SOUTH FIFTH STREET             TELEPHONE: (312) 876-8144  TELEFAX:
  MINNEAPOLIS, MINNESOTA 55402-4235                   (312) 876-7934
 TELEPHONE: (612) 340-5555  TELEFAX:
            (612) 340-5584

                         ------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT, AS
                        DETERMINED BY MARKET CONDITIONS.
                         ------------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                                PROPOSED MAXIMUM     PROPOSED MAXIMUM
                 TITLE OF EACH CLASS OF                        AMOUNT TO         OFFERING PRICE          AGGREGATE
              SECURITIES TO BE REGISTERED                    BE REGISTERED          PER UNIT          OFFERING PRICE
Debt Securities.........................................
Common Stock(1).........................................
Warrants to purchase Debt Securities....................  $250,000,000(3)(4)          100%          $250,000,000(4)(5)
Warrants to purchase Common Stock Units(2)..............

                 TITLE OF EACH CLASS OF                        AMOUNT OF
              SECURITIES TO BE REGISTERED                  REGISTRATION FEE
Debt Securities.........................................
Common Stock(1).........................................
Warrants to purchase Debt Securities....................      $75,757.58
Warrants to purchase Common Stock Units(2)..............

(1) Associated with the shares of Common Stock are Preferred Share Purchase Rights that will not be exercisable or evidenced separately from the Common Stock prior to the occurrence of certain events.

(2) The Debt Securities, shares of Common Stock, and Warrants to purchase Debt Securities and Common Stock registered hereunder may be sold separately or together with other such securities as Units.

(3) Includes a principal amount of Debt Securities, an indeterminate number of shares of Common Stock issued at indeterminable prices, the consideration, if any, for Warrants to purchase Debt Securities and Common Stock, and a principal amount of Debt Securities and an indeterminate number of shares of Common Stock issued at indeterminable prices as may be issued upon exercise of Warrants, but with an aggregate initial offering price of all such Securities, including Units, not to exceed $250,000,000, plus such indeterminate number of shares of Common Stock as may be issued upon conversion of Debt Securities registered hereunder, for which no separate consideration will be received. The amount of Debt Securities shall be the principal amount thereof or, if issued with an original issue discount, the gross proceeds thereof, excluding accrued interest and accrued amortization of discount, if any, to the date of delivery. The number of shares of Common Stock is limited to that which is permissible under Rule 415(o)(4) under the Securities Act.

(4) Or the equivalent thereof in one or more foreign currencies or composite currencies.

(5) Estimated solely for the purpose of calculating the registration fee.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAW OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED JANUARY 31, 1997
[LOGO]
                                  $250,000,000

                                THE TORO COMPANY

                                DEBT SECURITIES
                                  COMMON STOCK
                                    WARRANTS
                              UNITS OF SECURITIES

                            ------------------------

    The Toro Company (the "Company") may from time to time offer (i) its debt securities consisting of debentures, notes and/or other unsecured evidences of indebtedness (the "Debt Securities"), (ii) shares of its common stock, $1.00 par value per share (the "Common Stock"), (iii) warrants to purchase Debt Securities or Common Stock (the "Warrants") and (iv) units ("Units") consisting of two or more of the foregoing securities, with an aggregate initial public offering price of up to $250,000,000 or the equivalent thereof in one or more foreign currencies or composite currencies, on terms to be determined at the time of sale. The Debt Securities, Common Stock, Warrants and Units (collectively, the "Securities") may be offered separately or together, in separate series, in amounts, at prices and on terms to be set forth in one or more supplements to this Prospectus (a "Prospectus Supplement").

    The specific terms of the Securities for which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable, (i) in the case of Debt Securities, the specific designation, aggregate principal amount, currency, denominations, maturity, premium, rate and time of payment of interest, terms for redemption at the option of the Company or repayment at the option of the holder, terms for sinking fund payments, covenants, terms for conversion or exchange into shares of Common Stock and the initial public offering price; (ii) in the case of shares of Common Stock, the initial public offering price; (iii) in the case of Warrants, the duration, offering price, exercise price and detachability, and
(iv) in the case of Units, a description of the Securities comprising such Units and the offering price thereof. Units may be issued in amounts, at prices, on terms and containing such conditions, covenants and other provisions, and consisting of such Securities, as will be set forth in a Prospectus Supplement.

    The applicable Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Securities covered by such Prospectus Supplements.

    The Securities may be offered directly, through agents designated from time to time by the Company, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Securities, their names, and any applicable fee, commission, purchase price or discount arrangements with them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See "Plan of Distribution." No Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of such Securities.

                            ------------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
        PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.

                            ------------------------

              The date of this Prospectus is               , 1997.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND ANY ACCOMPANYING PROSPECTUS SUPPLEMENT IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN AND THEREIN, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. NEITHER THIS PROSPECTUS NOR ANY PROSPECTUS SUPPLEMENT CONSTITUTES AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE THEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF SUCH PROSPECTUS OR PROSPECTUS SUPPLEMENT OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE THEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE OF SUCH PROSPECTUS OR PROSPECTUS SUPPLEMENT.

                             AVAILABLE INFORMATION

    The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site (located at http://www.sec.gov) which includes reports, proxy statements and other information filed electronically by registrants, including the Company, with the Commission. The Company's Common Stock is listed on the New York Stock Exchange. Reports, proxy statements and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

    The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments, exhibits and schedules thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities offered hereby. This Prospectus and any Prospectus Supplement do not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Securities, reference is made to the Registration Statement, including the exhibits and schedules thereto, which may be inspected without charge at the principal office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies thereof may be obtained from the Commission at prescribed rates. Statements contained herein or in any Prospectus Supplement concerning any document filed as an exhibit to the Registration Statement do not purport to be complete, and in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                            ------------------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed by the Company with the Commission are incorporated in and made a part of this Prospectus by reference: (i) Annual Report on Form 10-K for the fiscal year ended October 31, 1996; and (ii) Current Report on Form 8-K dated December 16, 1996.

    All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in any Prospectus Supplement or in a document incorporated or deemed to be incorporated by reference herein or therein shall be deemed to be modified or superseded for purposes of this Prospectus and any Prospectus Supplement to the extent that a statement contained herein or in any other subsequently filed document which is incorporated or deemed to be incorporated by reference herein or in any Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any Prospectus Supplement.

    The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the information incorporated herein by reference (other than exhibits, unless such exhibits are specifically incorporated by reference in such documents). Written requests for such copies should be directed to N. Jeanne Ryan, Assistant Secretary, The Toro Company, 8111 Lyndale Avenue South, Bloomington, Minnesota 55420. Telephone requests may be directed to (612) 888-8801.

                            ------------------------

                                  THE COMPANY

    The Toro Company is a leading manufacturer of consumer lawn mowers, snowthrowers, trimmers, commercial mowing and turf maintenance equipment and underground automatic irrigation systems. These products are sold under the Toro-Registered Trademark-, Wheel Horse-Registered Trademark-, Lawn-Boy-Registered Trademark- and other brand names to the consumer market and professional market, which includes entities that manage or construct golf courses, parks and other large turf areas. The consumer product line includes walk-behind mowers; riding mowers and lawn and garden tractors; electrical home improvement products, such as low voltage lighting, electric trimmers and leaf blowers; and snow removal products. The professional product line includes commercial products for professional turf and golf course maintenance, such as precision cutting mowers and turf aeration equipment, and irrigation products such as sprinkler heads and control devices for underground irrigation systems. The Company sells most of its products through domestic and foreign distributors and mass merchandisers.

    The Company was incorporated in Minnesota in 1935 as the successor to a business founded in 1914. It was reincorporated in Delaware in 1983. The Company's executive offices are located at 8111 Lyndale Avenue South, Bloomington, Minnesota 55420, telephone number (612) 888-8801. Unless the context indicates otherwise, the term "Company" refers to The Toro Company and its subsidiaries. The Company finances a significant portion of its receivables through Toro Credit Company, its wholly owned consolidated finance subsidiary ("Toro Credit").

                      RATIOS OF EARNINGS TO FIXED CHARGES

    The following table sets forth the ratios (unaudited) of earnings to fixed charges for the Company and its consolidated subsidiaries for each of the four fiscal years ended July 31, 1995, for the three month transition period ended October 31, 1995, and for the fiscal year ended October 31, 1996.

                                                                         TRANSITION
                                                                           PERIOD
                                            YEAR ENDED JULY 31,             ENDED     YEAR ENDED
                                     ----------------------------------  OCTOBER 31,  OCTOBER 31,
                                       1992       1993    1994    1995      1995         1996
                                     ---------   ------  ------  ------  -----------  -----------
Ratio of earnings to fixed
  charges(1).......................     -- (2)     2.12    3.32    5.10       3.02         4.60

------------------------

(1) Earnings consist of pre-tax earnings plus fixed charges. Fixed charges consist of interest on indebtedness, amortization of debt expense and premium, and that portion of rentals representative of interest.

(2) For fiscal year ending July 31, 1992, earnings were insufficient to cover fixed charges by $34,903,000.

                                USE OF PROCEEDS

    Except as otherwise provided in the applicable Prospectus Supplement, the net proceeds received by the Company from the sale of the Securities will be utilized by the Company as required from time to time for working capital and expansion of the businesses of the Company and its subsidiaries, including Toro Credit, for the repayment of existing indebtedness and for other general corporate purposes. To the extent not theretofore utilized, the net proceeds received by the Company may be placed in short-term investments, including commercial paper and certificates of deposit, or utilized to reduce other short-term borrowings. Except as may be indicated in the applicable Prospectus Supplement, no specific determination has been made as to the use of the proceeds of the Securities in respect of which this Prospectus is being delivered.

                         DESCRIPTION OF DEBT SECURITIES

    The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement (the "Offered Debt Securities") and the extent, if any, to which such general provisions may not apply thereto will be described in the Prospectus Supplement relating to such Offered Debt Securities.

    The Debt Securities are to be issued in one or more series under an Indenture dated as of January 31, 1997 (the "Indenture") between the Company and First Trust National Association, as Trustee (the "Trustee"), a copy of which is filed as an exhibit to the Registration Statement. The following summaries of certain provisions of the Debt Securities and the Indenture do not purport to be complete and are subject to, and are qualified in their entireties by reference to, all of the provisions of the Indenture, including the definitions therein of certain terms. Whenever particular provisions or defined terms in the Indenture are referred to herein, such provisions or defined terms are incorporated by reference herein.

GENERAL

    The Indenture does not limit the amount of Debt Securities which can be issued thereunder and provides that Debt Securities of any series may be issued thereunder up to the aggregate principal amount which may be authorized from time to time by the Company. The Indenture does not limit the amount of other indebtedness or securities, other than certain secured indebtedness as described below, which may be issued by the Company. All Debt Securities will be unsecured and will rank pari passu with all other unsecured and unsubordinated indebtedness of the Company. The Trustee will authenticate and deliver Debt Securities executed and delivered to it by the Company as set forth in the Indenture.

    Reference is made to the related Prospectus Supplement for the following and other possible terms of each series of the Offered Debt Securities in respect of which this Prospectus is being delivered: (i) the title of the Offered Debt Securities; (ii) any limit upon the aggregate principal amount of the Offered Debt Securities; (iii) if other than 100% of the principal amount, the percentage of their principal amount at which the Offered Debt Securities will be offered; (iv) the date or dates on which the principal of the Offered Debt Securities will be payable; (v) the rate or rates (or method of determination thereof), if any, at which the Offered Debt Securities will bear interest, the date or dates from which any such interest will accrue and on which such interest will be payable, and, with respect to Offered Debt Securities in registered form, the record dates for the determination of the holders to whom interest is payable; (vi) if other than as set forth herein, the place or places where the principal of and interest, if any, on the Offered Debt Securities will be payable; (vii) the price or prices at which, the period or periods within which and the terms and conditions upon which the Offered Debt Securities may be redeemed, in whole or in part, at the option of the Company, pursuant to any sinking fund or otherwise; (viii) if other than the principal amount thereof, the portion of the principal amount of the Offered Debt Securities which will be payable upon maturity or acceleration of the maturity thereof; (ix) the obligation, if any, of the Company to redeem, purchase or repay the Offered Debt Securities, whether pursuant to any sinking fund or analogous provisions or pursuant to other provisions set forth therein or at the option of a holder thereof; (x) whether the Offered Debt Securities will be issuable in registered or bearer form or both, and the rights of the holders to exchange the Offered Debt Securities in bearer form for the Offered Debt Securities in registered form and vice versa and the circumstances under which any such exchanges, if permitted, may be made; (xi) whether and under what circumstances the Company will pay additional amounts on the Offered Debt Securities held by a person who is not a U.S. Person in respect of taxes or similar charges withheld or deducted and, if so, whether the Company will have the option to redeem the Offered Debt Securities rather than pay such additional amounts; (xii) whether and under what circumstances the Offered Debt Securities are convertible into Debt Securities of a different series; (xiii) information with respect to Warrants, if any; (xiv) the currency or currency unit in which the Offered Debt Securities are issued or payable; (xv) whether the Offered Debt Securities will be represented in whole or in part by one or more global notes registered in the name of a depositary or its nominee; and (xvi) any other terms or conditions not inconsistent with the provisions of the Indenture upon which the Offered Debt Securities will be offered. "Principal" when used herein includes, when appropriate, the premium, if any, on the Debt Securities.

    One or more series of Debt Securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. Federal income tax consequences and special considerations applicable thereto will be described in the Prospectus Supplement or Prospectus Supplements relating to any such series of Debt Securities. In general, federal income tax consequences applicable to a series of Debt Securities will be described in the Prospectus Supplement relating thereto, to the extent applicable.

    Unless otherwise provided in the Prospectus Supplement relating to any Offered Debt Securities, principal and interest, if any, will be payable, and the Debt Securities will be transferable or exchangeable, at the office or offices or agency maintained by the Company for such purposes, provided that payment of interest on any registered Debt Securities will be paid at such place of payment by check mailed to the persons entitled thereto at the addresses of such persons appearing on the Debt Securities register. Interest on registered Debt Securities will be payable on any interest payment date to the persons in whose name the Debt Securities are registered at the close of business on the record date with respect to such interest payment date.

    The Debt Securities may be issued in registered form or, if provided by a supplement to the Indenture, in bearer form or both as specified in the terms of the series. Additionally, the Debt Securities may be represented in whole or in part by one or more global notes registered in the name of a depositary or its nominee and, if so represented, beneficial interests in such global note will be shown on, and transfers thereof will be effected only through, records maintained by the designated depositary and its participants.

    The Debt Securities offered hereby will be issued in denominations of $1,000 or any whole multiple of $1,000 or the equivalent thereof in foreign denominated currency or currency units, unless otherwise specified in the Prospectus Supplement relating to any Debt Securities.

    The Indenture requires the annual filing by the Company with the Trustee of a certificate as to compliance with certain covenants contained in the Indenture.

    The Company will comply with Section 14(e) under the Exchange Act, and any other tender offer rules under the Exchange Act which may then be applicable, in connection with any obligation of the Company to purchase Offered Debt Securities at the option of the holders thereof. Any such obligation applicable to a series of Debt Securities will be described in the Prospectus Supplement or Prospectus Supplements relating thereto.

    The Company may at any time purchase Debt Securities at any price in the open market or otherwise. Debt Securities so purchased by the Company may, at its sole option, be held, resold or surrendered to the Trustee in satisfaction of any sinking fund payment obligation or for cancellation.

    Unless otherwise described in a Prospectus Supplement relating to any Offered Debt Securities, there are no covenants or provisions contained in the Indenture which may afford the holders of Offered Debt Securities direct protection in the event of a highly leveraged transaction involving the Company.

EXCHANGE AND TRANSFER

    At the option of the holder, subject to the terms of the Indenture and the limitations applicable to Global Securities (as defined in the Indenture), Debt Securities of each series will be exchangeable for other Debt Securities of the same series of any authorized denomination and of like tenor and aggregate principal amount.

    Subject to the terms of the Indenture and the limitations applicable to Global Securities, Debt Securities may be presented for exchange as provided above or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed) at the office of the Security Registrar (as defined in the Indenture) or at the office of any transfer agent designated by the Company for such purpose. No service charge will be made for any registration of transfer or exchange of Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Such transfer or exchange will be effected by the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. The Company has appointed the Trustee as Security Registrar. The Company may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that the Company will be required to maintain a transfer agent in each place of payment for the Debt Securities of each series.

    If the Debt Securities of any series (or of any series and specified tenor) are to be redeemed in part, the Company will not be required to (i) issue, register the transfer of or exchange any Debt Security of that series (or of that series and specified tenor, as the case may be) during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such Debt Security that may be selected for redemption and ending at the close of business on the day of such mailing, or (ii) register the transfer of or exchange any Debt Security so selected for redemption, in whole or in part, except the unredeemed portion of any such Debt Security being redeemed in part.

RESTRICTIVE COVENANTS

    LIMITATIONS ON LIENS

    Unless otherwise indicated in a Prospectus Supplement, the Company will covenant that, so long as any of the Debt Securities of a series remain outstanding, the Company will not, and will not permit any Restricted Subsidiary (as defined below) to, issue, incur, create, assume or guarantee, any debt for borrowed money secured by a mortgage, security interest, pledge, lien, charge or other encumbrance ("mortgages") upon any Principal Property (as defined below) of the Company or any Restricted Subsidiary or upon any shares of stock or indebtedness of any Restricted Subsidiary (whether such Principal Property, shares or indebtedness are existing or owned at the date of the Indenture or are thereafter created or acquired) without in any such case effectively providing concurrently with the issuance, incurrence, creation, assumption or guarantee of any such secured debt, or the grant of a mortgage with respect to any such indebtedness, that the Securities (together with, if the Company shall so determine, any other indebtedness of or guarantee by the Company or such Restricted Subsidiary ranking equally with the Securities) shall be secured equally and ratably with (or prior to) such secured debt. The foregoing restriction, however, will not apply to:

        (a) mortgages on property existing at the time of acquisition thereof by the Company or any Subsidiary (as defined below);

        (b) mortgages on property, shares of stock or indebtedness or other assets of any corporation existing at the time such corporation becomes a Restricted Subsidiary;

        (c) mortgages on property, shares of stock or indebtedness existing at the time of acquisition thereof by the Company or a Restricted Subsidiary or mortgages thereon to secure the payment of all or any part of the purchase price thereof, or mortgages on property, shares of stock or indebtedness to secure any indebtedness for borrowed money incurred prior to, at the time of, or within 270 days after, the latest acquisition thereof, or, in the case of property, the completion of construction, the completion of improvements, or the commencement of substantial commercial operation of such property for the purpose of financing all or any part of the purchase price thereof, such construction, or the making of such improvements;

        (d) mortgages to secure indebtedness owing to the Company or to a Restricted Subsidiary;

        (e) mortgages existing at the date of the Indenture;

        (f) mortgages on property of a corporation existing at the time such corporation is merged into or consolidated with the Company or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of a corporation as an entirety or substantially as an entirety to the Company or a Restricted Subsidiary;

        (g) mortgages in favor of certain governmental subdivisions or agencies to secure indebtedness incurred to finance the purchase, construction or improvement of the property subject to such mortgages;

        (h) mortgages created in connection with the acquisition of assets or a project financed with, and created to secure; a Nonrecourse Obligation (as defined below);

        (i) extensions, renewals, refinancings or replacements of the foregoing any mortgage referred to in the foregoing clauses (a), (b), (c), (e), (f),
    (g) and (h) provided, however, that any mortgages permitted by any of the foregoing clauses (a), (b), (c), (e), (f), (g) and (h) shall not extend to or cover any property of the Company or such Restricted Subsidiary, as the case may be, other than the property, if any, specified in such clauses and improvements thereto, and provided further that any refinancing or replacement of any mortgages permitted by the foregoing clauses (g) and (h) shall be of the type referred to in such clauses (g) and (h), as the case may be.

    Notwithstanding the restrictions described in the preceding paragraph, the Company or any Restricted Subsidiary will be permitted to issue, incur, create, assume or guarantee debt secured by a mortgage which would otherwise be subject to such restrictions, without equally and ratably securing the Securities, provided that after giving effect thereto, the aggregate amount of all debt so secured by mortgages (not including mortgages permitted under clauses (a) through (i) above) does not exceed 10% of the Consolidated Net Tangible Assets (as defined below) of the Company as most recently determined on or prior to such date.

    RESTRICTIONS ON SALE AND LEASEBACKS

    Unless otherwise indicated in a Prospectus Supplement, the Company will covenant that, so long as any of the Debt Securities of a series remain outstanding, the Company will not, nor will it permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction (as defined below) with respect to any Principal Property unless: (a) the Company or such Restricted Subsidiary would be entitled to incur indebtedness secured by a mortgage on the Principal Property involved in such transaction at least equal in amount to the Attributable Debt (as defined below) with respect to such Sale and Leaseback Transaction, without equally and ratably securing the Debt Securities; or (b) the Company shall apply an amount equal to the greater of the net proceeds of such sale or the Attributable Debt with respect to such Sale and Leaseback Transaction within 270 days of such sale to either (or a combination of) the retirement (other than any mandatory retirement, mandatory prepayment or sinking fund payment or by payment at maturity) of debt for borrowed money of the Company or a Restricted Subsidiary that matures more than 12 months after the creation of such indebtedness or the purchase, construction or development of other comparable property.

    LIMITATION ON SUBSIDIARY DEBT

    Unless otherwise indicated in a Prospectus Supplement, the Company will covenant that it will not permit any Subsidiary (other than Toro Credit, or any successor finance Subsidiary so long as such Subsidiary or successor has no operating assets and is engaged solely in financing activities) to Incur (as defined below) or have any Debt except: (a) Debt outstanding on the date of the Indenture; (b) Debt issued to and held by the Company or a Wholly Owned Subsidiary (as defined below); (c) Debt Incurred by a Person (as defined in the Indenture) prior to the time such Person became, merges into, or consolidates with a Subsidiary, or a Subsidiary merges into or consolidates with such Person and thereby such Person becomes a Subsidiary; (d) Debt which is exchanged for, or the proceeds of which are used to refinance or refund, any Debt permitted to be outstanding pursuant to clauses (a) through (c) above (or any extension or renewal thereof), in an aggregate principal amount not to exceed the principal amount of the Debt so exchanged, refinanced or refunded and provided such refinancing or refunding Debt by its terms, or by the terms of any agreement or instrument pursuant to which such Debt is issued (x) does not provide for payments of principal at the stated maturity of such Debt or by way of a sinking fund applicable to such Debt or by way of any mandatory redemption, defeasance, retirement or repurchase of such Debt by the Company (including any redemption, retirement or repurchase which is contingent upon events or circumstances, but excluding any retirement required by virtue of acceleration of such Debt upon an event of default thereunder), in each case prior to the stated maturity of the Debt being refinanced or refunded and (y) does not permit redemption or other retirement (including pursuant to an offer to purchase made by the Company) of such Debt at the option of the holder thereof prior to the stated maturity of the Debt being refinanced or refunded, other than a redemption or other retirement at the option of the holder of such Debt (including pursuant to an offer to purchase made by the Company) which is conditioned upon the change of control of the Company; and (e) Debt having a principal amount and liquidation value not in excess of 20% of the Consolidated Net Tangible Assets of the Company.

    CERTAIN DEFINITIONS APPLICABLE TO COVENANTS

    The term "Attributable Debt" means, at the time of determination, the present value of the total net amount of rent and other payments required to be paid under a lease during the remaining term thereof (including any renewal term or period for which such lease has been extended), discounted at the rate of interest set forth or implicit in the terms of such lease or, if not practicable to determine such rate, the weighted average interest rate per annum (in the case of Original Issue Discount Securities (as defined in the Indenture), the imputed interest rate) borne by the Debt Securities of each series outstanding pursuant to the Indenture compounded semi-annually. For purposes of the foregoing definition, rent shall not include amounts required to be paid by the lessee, whether or not designated as rent or additional rent, on account of or contingent upon maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) and the net amount determined assuming no such termination.

    The term "Consolidated Net Tangible Assets" means, as of any particular time, total assets (excluding applicable reserves and other properly deductible items) less: (a) total current liabilities, except for (1) notes and loans payable, (2) current maturities of long-term debt, and (3) current maturities of obligations under capital leases; and (b) goodwill, patents and trademarks, to the extent included in total assets; all as set forth on the most recent consolidated balance sheet of the Company and its Restricted Subsidiaries and computed in accordance with generally accepted accounting principles.

    The term "Debt" means, with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (i) every obligation of such Person for money borrowed, (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses, (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business), (v) the maximum fixed redemption or repurchase price of redeemable stock of such Person at the time of determination, (vi) every obligation to pay rent or other payment amounts of such Person with respect to any Sale and Leaseback Transaction and (vii) every obligation of the type referred to in clauses (i) through (vi) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise.

    The term "Incur" means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Debt or other obligation or the recording, as required pursuant to generally accepted accounting principles or otherwise, of any such Debt or other obligation on the balance sheet of such Person (and "Incurrence", "Incurred", "Incurrable" and "Incurring" shall have the meanings correlative to the foregoing); provided, however, that a change in generally accepted accounting principles that results in an obligation of such Person that exists at such time becoming Debt shall not be deemed an Incurrence of such Debt.

    The term "Nonrecourse Obligation" means indebtedness or other obligations substantially related to (i) the acquisition of assets not previously owned by the Company or any Restricted Subsidiary or (ii) the financing of a project involving the development or expansion of properties of the Company or any Restricted Subsidiary, as to which the obligee with respect to such indebtedness or obligation has no recourse to the Company or any Restricted Subsidiary or any assets of the Company or any Restricted Subsidiary other than the assets which were acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (and the proceeds thereof).

    The term "Principal Property" means the land, land improvements, buildings and fixtures (to the extent they constitute real property interests), (including any leasehold interest therein) constituting the principal corporate office, any manufacturing facility, or any distribution center (whether now owned or hereafter acquired) which: (a) is owned by the Company or any Subsidiary; (b) is located within the United States; (c) has not been determined in good faith by the Board of Directors of the Company not to be materially important to the total business conducted by the Company and its Subsidiaries taken as a whole; and (d) has a market value on the date as of which the determination is being made in excess of 1.0% of Consolidated Net Tangible Assets of the Company as most recently determined on or prior to such date.

    The term "Restricted Subsidiary" means any Subsidiary which owns any Principal Property which has a market value on the date as of which the determination is being made in excess of 2.0% of Consolidated Net Tangible Assets of the Company as most recently determined on or prior to such date.

    The term "Sale and Leaseback Transaction" means any arrangement with any Person providing for the leasing by the Company or any Restricted Subsidiary of any Principal Property which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person.

    The term "Subsidiary" means any corporation of which at least a majority of the outstanding voting stock having the power to elect a majority of the board of directors of such corporation is at the time owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries. For the purposes of this definition, "voting stock" means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

    The term "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding capital stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

CONSOLIDATION, MERGER AND SALE OF ASSETS

    The Company may not consolidate with or merge into, or convey, transfer or lease its properties and assets substantially as an entirety to, any Person (a "successor Person"), and may not permit any Person to consolidate with or merge into, or convey, transfer or lease its properties and assets substantially as an entirety to, the Company, unless (i) the successor Person (if any) is a corporation, partnership, trust or other entity organized and validly existing under the laws of any domestic jurisdiction and assumes the Company's obligations on the Debt Securities and under the Company's obligations on the Debt Securities and under the Indenture, (ii) immediately after giving effect to the transaction, no Event of Default (as defined below), and not event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing, (iii) if, as a result of the transaction, property of the Company would become subject to a mortgage, pledge, lien, security interest or other encumbrance that would not be permitted under the limitation on mortgage, pledge, lien, security interest or other encumbrance described above under "Restrictive Covenants," the Company takes such steps as shall be necessary to secure the Securities equally and ratably with (or prior to) the indebtedness secured by such mortgage, pledge, lien, security interest or other encumbrance and (iv) certain other conditions are met.

EVENTS OF DEFAULT

    An Event of Default with respect to the Debt Securities of any series is defined in the Indenture as: (i) default in the payment of any interest upon any Debt Security of that series when it becomes due and payable, and continuance of such default for a period of 30 days; or (ii) default in the payment of the principal of or any premium on any Debt Security of that series at its Maturity; or (iii) default in the deposit of any sinking fund payment, when and as due by the terms of a Debt Security of that series; or (iv) default in the performance, or breach, of any other covenant or warranty of the Company in the Indenture (other than a covenant or warranty a default in whose performance or whose breach is elsewhere in this paragraph specifically dealt with or which has expressly been included in the Indenture solely for the benefit of series of Securities other than that series) and continuance of such default or breach for a period of 30 days after there has been given to the Company by the Trustee or to the Company and the Trustee by the holders of at least 10% in principal amount of the outstanding Debt Securities of that series a written notice as provided in the Indenture; or (v) a default under any bond, debenture, note or other evidence of indebtedness for money borrowed by the Company (including a default with respect to Securities of any series other than that series), or under any mortgage, indenture or instrument (including the Indenture) under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company having an aggregate principal amount outstanding of at least $10 million, whether such indebtedness now exists or shall hereafter be created, which default (A) shall constitute a failure to pay any portion of the principal of such indebtedness when due and payable after the expiration of any applicable grace period with respect thereto or (B) shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without, in the case of clause (A), such indebtedness having been discharged or without, in the case of clause (B), such indebtedness having been discharged or such acceleration having been rescinded or annulled, in each such case, within a period of 10 days after there shall have been given to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in principal amount of the outstanding Debt Securities of that series a written notice as provided in the Indenture specifying such default and requiring the Company to cause such indebtedness to be discharged or cause such acceleration to be rescinded or annulled, as the case may be, or (vi) certain events of bankruptcy, insolvency or reorganization of the Company or any Restricted Subsidiary. Additional Events of Default may be prescribed for the benefit of holders of certain series of Debt Securities which, if prescribed, will be described in the Prospectus Supplement relating to such Debt Securities.

    If a default occurs under the Indenture with respect to Debt Securities of any series, the Trustee will give the holders of Debt Securities of such series notice of such default as and to the extent provided by the Trust Indenture Act of 1939; provided, however, that in the case of any default of the character specified in clause (iv) of the preceding paragraph with respect to Debt Securities of such series, no such notice to holders shall be given until at least 30 days after the occurrence thereof. For the purpose of this paragraph, the term "default" means any event which is, or after notice or lapse of time or both would become, an Event of Default with respect to Debt Securities of such series.

    The Indenture provides that if an Event of Default (other than an Event of Default described in clause (vi) of the second preceding paragraph) with respect to any series of Debt Securities shall have occurred and be continuing, either the Trustee or the holders of not less than 25% in aggregate principal amount of Debt Securities of that series then outstanding by notice as provided in the Indenture may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities (as defined), such portion of the principal amount as may be specified in the term of that series) of all the Debt Securities of that series to automatically, and without any action by the Trustee or any Holder, become immediately due and payable. After any such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in principal amount of the Outstanding Securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal (or other specified amount), have been cured or waived as provided in the Indenture. For information as to waiver of defaults, see "Modification and Waiver."

    Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee shall be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of that series, unless such holders shall have offered to the Trustee reasonable security or indemnity. Subject to such provisions for security for indemnification and certain limitations contained in the Indenture, the holders of a majority in aggregate principal amount of the outstanding Debt Securities of each series affected by an Event of Default will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee under the Indenture or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of that series.

    No holder of any Debt Security of any series will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or trustee, or for any other remedy thereunder, unless (i) such holder has previously given the Trustee written notice of a continuing Event of Default with respect to Debt Securities of that series, (ii) the holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of that series shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee and (iii) the Trustee has failed to institute such proceeding within 60 days after its receipt of such notice, request, and offer and has not received from the holders of a majority in aggregate principal amount of the outstanding Debt Securities of that series a direction inconsistent with such request. However, the right of a holder of any Debt Security to receive payment of the principal of and any interest on such Debt Security on or after the due dates expressed in such Debt Security, or to institute suit for the enforcement of any such payment on or after such dates, shall not be impaired without the consent of such holder.

    The Company will be required to furnish to the Trustee annually a statement by certain of its officers as to whether or not the Company, to the best of their knowledge, is in default in the performance or observance of any of the terms, provisions and conditions of the Indenture and, if so, specifying all such known defaults.

SATISFACTION AND DISCHARGE OF INDENTURE

    The Indenture with respect to any series (except for certain specified surviving obligations) will be satisfied and discharged upon the satisfaction of certain conditions, including the deposit with the Trustee of money sufficient for the payment or redemption of all the Debt Securities of such series in accordance with the Indenture and terms of the Debt Securities of such series.

MODIFICATION AND WAIVER

    The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the Debt Securities of each affected series at the time outstanding, to execute supplemental indentures adding any provisions to, or changing in any manner or eliminating any of the provisions of, the Indenture or any supplemental indenture with respect to the Debt Securities of such series or modifying in any manner the rights of the holders of the Debt Securities of such series; provided that no such supplemental indenture may, without the consent of the holder of each outstanding Debt Security affected thereby, (i) change the Stated Maturity (as defined in the Indenture) of the principal of, or any installment of principal of or interest on, any Debt Security, (ii) reduce the principal amount of, or any premium or interest on, any Debt Security, (iii) reduce the amount of principal of an Original Issue Discount Security or any other Debt Security payable upon acceleration of the Maturity (as defined in the Indenture) thereof, (iv) change the place or currency of payment of principal of, or any premium or interest on, any Debt Security, (v) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security, (vi) reduce the percentage in principal amount of outstanding Debt Securities of any series, the consent of whose holders is required for modification or amendment of the Indenture, (vii) reduce the percentage in principal amount of outstanding Debt Securities of any series necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults or (viii) modify such provisions with respect to modification and waiver.

    The holders of not less than a majority in principal amount of the outstanding Debt Securities of any series may waive compliance by the Company with certain restrictive provisions of the Indenture. The holders of not less than a majority in principal amount of the outstanding Debt Securities of any series may waive any past default under the Indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of the holder of each outstanding Debt Security of such series affected.

    The Indenture provides that in determining whether the holders of the requisite principal amount of the outstanding Debt Securities have given or taken any direction, notice, consent, waiver or other action under the Indenture as of any date, (i) the principal amount of an Original Issue Discount Security that will be deemed to be outstanding will be the amount of the principal thereof that would be due and payable as of such date upon acceleration of the Maturity thereof to such date, (ii) if, as of such date, the principal amount payable at the Stated Maturity of a Debt Security is not determinable (for example, because it is based on an index), the principal amount of such Debt Security deemed to be outstanding as of such date will be an amount determined in the manner prescribed for such Debt Security and (iii) the principal amount of a Debt Security denominated in one or more foreign currencies or currency units that will be deemed to be outstanding will be the U.S. dollar equivalent, determined as of such date in the manner of such Debt Security (or, in the case of a Debt Security described in clause (i) or (ii) above, of the amount described in such clause). Certain Debt Securities, including those for whose payment or redemption money has been deposited or set aside in trust for the holders and those that have been fully defeased pursuant to Section 13.02 of the Indenture, will not be deemed to be outstanding.

    Except in certain limited circumstances, the Company will be entitled to set any day as a record date for the purpose of determining the holders of outstanding Debt Securities of any series entitled to give or take any demand, authorization, direction, notice, consent, waiver or other action under the Indenture, in the manner and subject to the limitations provided in the Indenture. In certain limited circumstances, the

Trustee will be entitled to set a record date for action by holders. If a record date is set for any action to be taken by holders of a particular series, such action may be taken only by persons who are holders of outstanding Debt Securities of that series on the record date. To be effective, such action must be taken by holders of the requisite principal amount of such Debt Securities within a specified period following the record date. For any particular record date, this period will be 180 days or such shorter period as may be specified by the Company (or the Trustee, if it set the record date), and may be shortened or lengthened (but not beyond 180 days) from time to time.

DEFEASANCE AND COVENANT DEFEASANCE

    The Indenture provides, that, if such provision is made applicable to the Debt Securities of a series, then the Company may elect either (a) to terminate (and be deemed to have satisfied) all its obligations with respect to such Debt Securities (except for the obligations to register the transfer or exchange of such Debt Securities, to replace temporary of mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of the Debt Securities, to compensate and indemnify the Trustee and to punctually pay or cause to be paid the principal of, and interest on, all Debt Securities of such series when due) ("Defeasance") or (b) to be released from its obligations described above under "Limitations on Liens", "Restrictions on Sale and Leasebacks" and "Limitation on Subsidiary Debt" and certain requirements as to maintenance of Principal Properties and payment of taxes and other claims ("Covenant Defeasance"), upon the deposit with the Trustee, in trust for such purpose, of money and/or U.S. Government Obligations which through the payment of principal and interest in accordance with their terms (without consideration of any reinvestment) will provide money, in an amount sufficient (in the opinion of a nationally recognized firm of independent public accountants) to pay the principal of and interest, if any, on the Outstanding Debt Securities of such series, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor. Such a trust may be established only if, among other things, the Company has delivered to the Trustee an opinion of counsel with regard to certain matters, including an opinion to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and discharge and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and Defeasance or Covenant Defeasance, as the case may be, had not occurred. The Prospectus Supplement may further describe the provisions, if any, permitting Defeasance or Covenant Defeasance with respect to the Debt Securities of any series.

GOVERNING LAW

    The Indenture and the Debt Securities will be governed by and construed in accordance with the law of the State of New York.

CONCERNING THE TRUSTEE

    The Company presently does, and may from time to time in the future, maintain lines of credit and have customary banking relationships with affiliates of First Trust National Association, the Trustee under the Indenture. The Company has debt securities outstanding under another indenture for which the Trustee is serving as trustee and the Trustee may serve as trustee for other debt securities issued by the Company from time to time.

                          DESCRIPTION OF CAPITAL STOCK

    The Company's authorized capital stock consists of 35,000,000 shares of Common Stock, par value $1.00 per share, 1,000,000 shares of Voting Preferred Stock, par value $1.00 per share; and 1,000,000 shares of Non-Voting Preferred Stock, par value $1.00 per share, of which 150,000 shares are designated as Series A $11.28 Cumulative Non-Voting Preferred Stock (the "Series A Preferred Stock"). The Board of Directors has adopted a certificate of designation with respect to a series of 150,000 shares of Voting Preferred Stock, the Series B Junior Participating Voting Preferred Stock, $1.00 par value (the "Series B

Preferred Stock"), in connection with the Company's Rights Agreement dated June 14, 1988 (the "Rights Agreement"). See "Rights Plan" below.

    The following summary does not purport to be complete and is subject in all respects to the applicable provisions of the Delaware General Corporation Law and the Company's Certificate of Incorporation, as amended.

COMMON STOCK

    At January 30, 1997, there were 12,160,137 shares of Common Stock outstanding. All outstanding shares of Common Stock are, and the shares offered hereby, when issued, will be fully paid and nonassessable. All holders of Common Stock have voting rights and are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Holders of Common Stock do not have the right to cumulate votes in the election of directors and do not have a right of redemption or any preferential right of subscription for any securities of the Company, except as described below under "Rights Plan."

    Subject to preferences that may be applicable to any shares of preferred stock outstanding at the time, holders of Common Stock are entitled to dividends when and as declared by the Board of Directors from funds legally available therefor and are entitled, in the event of liquidation, to share ratably in all assets remaining after payment of liabilities.

PREFERRED STOCK

    At January 30, 1997, there were no shares of Series A Preferred Stock or Series B Preferred Stock outstanding. Previously outstanding shares of Series A Preferred Stock have been redeemed and may not be reissued as Series A Preferred Stock; however, the Board of Directors is authorized to retire such series in which case the shares previously designated as such series shall assume the status of authorized but unissued shares of Preferred Stock. The Series B Preferred Stock is issuable in accordance with the terms of the Company's Rights Agreement. See "Rights Plan" below.

    The Board of Directors has the authority, in most instances without further stockholder action, to issue from time to time all or any part of the authorized Preferred Stock. Additional Preferred Stock is issuable in one or more series, and the Board of Directors is authorized to determine the designation of and number of shares in each series and to fix the dividend, redemption, liquidation, retirement, conversion and voting rights, if any, of such series, and any other rights and preferences thereof. Any shares of Preferred Stock which may be issued may have disproportionately high voting rights or class voting rights, may be convertible into shares of Common Stock and may rank prior in right to shares of Common Stock as to payment of dividends and upon liquidation. Although the issuance of additional Preferred Stock may have an adverse effect on the rights (including voting rights) of holders of Common Stock, the consent of the holders of Common Stock would not be required for any such issuance of Preferred Stock. In addition, the issuance of additional Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no current plans to issue any Preferred Stock, except as provided for in the Rights Agreement. See "Rights Plan" below.

RIGHTS PLAN

    On June 14, 1988, the Board of Directors declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of Common Stock to holders of record on June 24, 1988. Each Right entitles the registered holder to purchase from the Company, at a price of $85, one one-hundredth of a share of Series B Preferred Stock subject to adjustment as provided in the Rights Agreement. Pursuant to the Rights Agreement, one Right attaches to and trades together with each share of Common Stock issued by the Company, including any shares of Common Stock offered hereby.

    Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 20% or more of the outstanding Common Stock or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any Person becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 20% or more of such outstanding Common Stock (the earlier of such dates being called the "Distribution Date"), the Rights will be attached to the Common Stock and will be evidenced by the Common Stock certificate.

    Until the Distribution Date, the Rights will be transferred with and only with the Common Stock. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date. The Rights are not exercisable until the Distribution Date. The Rights will expire on June 14, 1998 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed by the Company.

    In the event that the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, each holder of a Right will thereafter have the right to receive, upon the exercise at the then current exercise price of the Right, shares of common stock of the acquiring company which at the time of such transaction have a market value of two times the exercise price of the Right. In the event that (i) any person becomes an Acquiring Person (unless such person first acquires 20% or more of the outstanding Common Stock by a purchase pursuant to a tender offer for all of the Common Stock for cash, which purchase increases such person's beneficial ownership to 80% or more of the outstanding Common Stock) or (ii) during such time as there is an Acquiring Person, there shall be any reclassification of securities or recapitalization or reorganization of the Company which has the effect of increasing by more than 1% the proportionate share of the outstanding shares of any class of equity securities of the Company or any of its subsidiaries beneficially owned by the Acquiring Person, each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise Common Stock having a market value of two times the exercise price of the Right.

    At any time after the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 20% or more of the outstanding Common Stock and prior to the acquisition by such person or group of 50% or more of the outstanding Common Stock, the Board of Directors may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of Common Stock, or one one-hundredth of a share of Series B Preferred Stock (or of a share of a class or series of the Company's Preferred Stock having equivalent rights, preferences and privileges), per Right.

    At any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 20% or more of the outstanding Common Stock, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). In addition, if a bidder who does not beneficially own more than 1% of the Common Stock (and who has not within the past year owned in excess of 1% of the Common Stock and, at a time he held such greater than 1% stake, disclosed, or caused the disclosure of, an intention which relates to or would result in the acquisition or influence of control of the Company) proposes to acquire all of the Common Stock (and all other shares of capital stock of the Company entitled to vote with the Common Stock in the election of directors or on mergers, consolidations, sales of all or substantially all of the Company's assets, liquidations, dissolutions or windings up) for cash at a price which a nationally recognized investment banker selected by such bidder states in writing is fair, and such bidder has obtained written financing commitments (or otherwise has financing) and complies with certain procedural requirements, then the Company, upon the request of the bidder, will hold a special stockholders meeting to vote on a resolution requesting the Board of Directors to accept the bidder's proposal. If a majority of the outstanding shares entitled to vote on the proposal vote in favor of such resolution, then for a period of 60 days after such meeting the Rights will be automatically redeemed at the Redemption Price immediately prior to the consummation of any tender offer for all of such shares at a price per share in cash equal to or greater than the price offered by such bidder. No redemption will be permitted or required after the acquisition by any person or group of affiliated or associated persons of beneficial ownership of 20% or more of the outstanding Common Stock. Immediately upon redemption, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

    Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including without limitation, the right to vote or to receive dividends.

    The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company unless the offer is conditional on a substantial number of Rights being acquired. The Rights, however, should not affect any prospective offeror willing to make an offer at an equitable price and which is otherwise in the best interests of the Company and its stockholders, as determined by the Board of Directors. The Rights should not interfere with any merger or other business combination approved by the Board of Directors since the Board of Directors may, at its option, redeem the Rights at any time until there is an Acquiring Person.

    The foregoing summary of certain terms of the Rights is qualified in its entirety by reference to the Rights Agreement, a copy of which is incorporated by reference as an exhibit to the Registration Statement.

CHANGE OF CONTROL

    Certain provisions of the Company's Certificate of Incorporation may have the effect of prevent-ing, discouraging or delaying any change in the control of the Company. The following provisions may have anti-takeover effects: (a) the Board of Directors is classified into three classes, each of which serves for three years, with one class being elected each year; (b) directors may be removed only for cause and only with the approval of holders of at least 80% of the then outstanding shares of the capital stock entitled to vote generally in the election of directors ("Voting Stock"); (c) any vacancy on the Board may be filled only by the remaining directors then in office; (d) stockholder action must be taken at a meeting of stockholders and stockholders may not act by written consent; (e) special meetings of stockholders of the Company may be called only by the Board of Directors pursuant to a resolution adopted by a majority of the entire Board; (f) a "fair price" provision requires the approval by the holders of 80% of the then outstanding Voting Stock as a condition for mergers and certain other business combinations of the Company with any holder of more than 10% of such voting power (an "Interested Stockholder") unless either (i) the transaction is approved by a majority of the members of the Board of Directors who are unaffiliated with the Interested Stockholder and were members of the Board of Directors prior to the time the Interested Stockholder became an Interested Stockholder or (ii) certain minimum price and procedural requirements are met; and (g) the stockholder vote required to alter, amend or repeal the foregoing provisions is 80% of the then outstanding Voting Stock.

    These provisions, individually and collectively, will make difficult and may discourage a merger, tender offer or proxy fight, even if such transaction or occurrence may be favorable to the interests of the stockholders, and may delay or frustrate the assumption of control by a holder of a large block of the Common Stock and the removal of incumbent management. Furthermore, these provisions may deter or could be utilized to frustrate a future takeover attempt which is not approved by the incumbent Board of Directors, but which the holders of a majority of the shares may deem to be in their best interests or in which stockholders may receive a substantial premium for their stock over prevailing market prices of such stock. By discouraging takeover attempts, these provisions might have the incidental effect of inhibiting certain changes in management (some or all of the members of which might be replaced in the course of a change of control) and also the temporary fluctuations in the market price of the stock which often result from actual or rumored takeover attempts.

    In addition, Section 203 of the Delaware General Corporation Law restricts certain business combinations between the Company and a stockholder who acquires 15% or more of the outstanding voting stock of the Company (an "interested stockholder"). Unless an exception from the restriction is available, the Company may not engage in certain business combinations involving the interested stockholder or its affiliates for a period of three years from the time the interested stockholder became such. The restriction does not apply if (i) prior to the interested stockholder becoming an interested stockholder the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) the interested stockholder acquires 85% of the outstanding voting stock in the same transaction in which the 15% threshold is exceeded or (iii) the proposed business combination is approved by the Board of Directors and authorized at a stockholders' meeting by at least 66 2/3% of the outstanding disinterested voting stock not owned by the interested stockholder. The three year probation will also be inapplicable if the Board of Directors and a majority of the Company's continuing directors approves a merger or sale or does not oppose a tender offer for at least 50% of the outstanding voting stock.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Common Stock is Norwest Bank Minnesota, National Association. Its mailing address is 161 North Concord Exchange, South St. Paul, Minnesota 55075-0738.

                            DESCRIPTION OF WARRANTS

    The Corporation may issue Warrants for the purchase of Debt Securities ("Debt Warrants") or for the purchase of Common Stock ("Common Stock Warrants"). Warrants may be issued independently or together with Debt Securities or shares of Common Stock offered by any Prospectus Supplement and may be attached to or separate from such Debt Securities or shares of Common Stock. Each series of Warrants will be issued under a separate warrant agreement (a "Warrant Agreement") to be entered into between the Corporation and a bank or trust company, as Warrant Agent, all as set forth in the Prospectus Supplement relating to the particular issue of Warrants. The Warrant Agent will act solely as an agent of the Corporation in connection with the Warrants and will not assume any obligation or relationship of agency or trust for or with any holders of Warrants or beneficial owners of Warrants. Copies of the forms of Warrant Agreements, including the forms of Warrant certificates representing the Warrants, will be filed as exhibits or incorporated by reference in the Registration Statement to which this Prospectus pertains. The following summaries of certain provisions of the forms of Warrant Agreements and Warrant certificates do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Warrant Agreements and the Warrant certificates.

GENERAL

    If Warrants are offered, the applicable Prospectus Supplement will describe the terms of such Warrants, including, in the case of Debt Warrants, the following where applicable: (i) the offering price; (ii) the currencies in which such Debt Warrants are being offered; (iii) the designation, aggregate principal amount, currencies, denominations and terms of the series of Debt Securities purchasable upon exercise of such Debt Warrants; (iv) the designation and terms of any series of Debt Securities with which such Debt Warrants are being offered and the number of such Debt Warrants being offered with each such Debt Security or share of Common Stock; (v) the date on and after which such Debt Warrants and the related series of Debt Securities or shares of Common Stock will be transferable separately; (vi) the principal amount of the series of Debt Securities purchasable upon exercise of each such Debt Warrant and the price at which and currencies in which such principal amount of Debt Securities of such series may be purchased upon such exercise; (vii) the date on which the right to exercise such Debt Warrants shall commence and the date (the "Expiration Date") on which such right shall expire;
(viii) whether the Debt Warrants will be issued in registered or bearer form;
(ix) United States federal income tax consequences; and (x) any other terms of such Debt Warrants.

    In the case of Common Stock Warrants, the applicable Prospectus Supplement will describe the terms of such Common Stock Warrants, including the following where applicable: (i) the offering price; (ii) the aggregate number of shares of Common Stock purchasable upon exercise of such Common Stock Warrants; (iii) the designation and terms of the series of Debt Securities or shares of Common Stock with which such Common Stock Warrants are being offered and the number of such Common Stock Warrants being offered with each such Debt Security or share of Common Stock; (iv) the date on and after which such Common Stock Warrants and the related series of Debt Securities or shares of Common Stock will be transferable separately; (v) the number of shares of Common Stock purchasable upon exercise of each such Common Stock Warrant and the price at which such number of shares of Common Stock may be purchased upon each exercise; (vi) the date on which the right to exercise such Common Stock Warrants shall commence and the Expiration Date; (vii) United States federal income tax consequences; and (viii) any other terms of such Common Stock Warrants. Common Stock Warrants will be offered and exercisable for U.S. dollars only and will be in registered form only.

    Warrant certificates may be exchanged for new Warrant certificates of different denominations, may (if in registered form) be presented for registration of transfer and may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the applicable Prospectus Supplement. Prior to the exercise of any Debt Warrant, holders of such Debt Warrants will not have any of the rights of holders of the Debt Securities purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on the Debt Securities purchasable upon such exercise or to enforce covenants in the Indenture. Prior to the exercise of any Common Stock Warrants, holders of such Common Stock Warrants will not have any rights of holders of shares of Common Stock purchasable upon such exercise, including the right to receive payments of dividends, if any, on the shares of Common Stock purchasable upon such exercise or to exercise any applicable right to vote.

EXERCISE OF WARRANTS

    Each Warrant will entitle the holder thereof to purchase such principal amount of Debt Securities or number of shares of Common Stock, as the case may be, at such exercise price as shall in each case be set forth in, or calculable from, the Prospectus Supplement relating to the offered Warrants. After the close of business on the Expiration Date (or such later date to which such Expiration Date may be extended by the Company), unexercised Warrants will become void.

    Warrants may be exercised by delivering to the Warrant Agent payment as provided in the applicable Prospectus Supplement of the amount required to purchase the Debt Securities or shares of Common Stock, as the case may be, purchasable upon such exercise together with certain information set forth on the reverse side of the Warrant certificate. Warrants will be deemed to have been exercised upon receipt of payment of the exercise price, subject to the receipt, within five business days, of the Warrant certificate evidencing such Warrants. Upon receipt of such payment and the Warrant certificate properly completed and duly executed at the corporate trust office of the Warrant Agent or any other office indicated in the applicable Prospectus Supplement, the Company will, as soon as practicable, issue and deliver the Debt Securities or shares of Common Stock, as the case may be, purchasable upon such exercise. If fewer than all of the Warrants represented by such Warrant certificate are exercised, a new Warrant certificate will be issued for the remaining amount of Warrants. The holder of a Warrant will be required to pay any tax or other governmental charge that may be imposed in connection with any transfer involved in the issuance of the Debt Securities or shares of Common Stock, as the case may be.

AMENDMENTS AND SUPPLEMENTS TO WARRANT AGREEMENTS

    The Warrant Agreements may be amended or supplemented without the consent of the holders of the Warrants issued thereunder to effect changes that are not inconsistent with the provisions of the Warrants and that do not adversely affect the interests of the holders of the Warrants.

COMMON STOCK WARRANT ADJUSTMENTS

    Unless otherwise indicated in the applicable Prospectus Supplement, the exercise price of, and the number of shares of Common Stock covered by, a Common Stock Warrant are subject to adjustment in certain events, including (i) the issuance of capital stock as a dividend or distribution on shares of the Common Stock; (ii) subdivisions and combinations of the shares of Common Stock; (iii) the issuance to all holders of shares of the Common Stock of certain rights or warrants entitling them to subscribe for or purchase shares of the Common Stock within 45 days after the date fixed for the determination of the stockholders entitled to receive such rights or warrants at less than the current market price (as defined in the Warrant Agreement for such series of Common Stock Warrants); and (iv) the distribution to all holders of shares of the Common Stock of evidences of indebtedness or assets of the Company (excluding certain cash dividends and distributions described below) or rights or warrants (excluding those referred to above). In the event that the Company shall distribute any rights or warrants to acquire capital stock pursuant to clause
(iii) above (the "Capital Stock Rights"), pursuant to which separate certificates representing such Capital Stock Rights will be distributed subsequent to the initial distribution of such Capital Stock Rights (whether or not such distribution shall have occurred prior to the date of the issuance of a series of Common Stock Warrants), such subsequent distribution shall be deemed to be the distribution of such Capital Stock Rights; provided that the Company may, in lieu of making any adjustment in the exercise price of and the number of shares of Common Stock covered by a Common Stock Warrant upon a distribution of separate certificates representing such Capital Stock Rights, make proper provision so that each holder of such a Common Stock Warrant who exercises such Common Stock Warrant (or any portion thereof) (a) before the record date for such distribution of separate certificates shall be entitled to receive upon such exercise shares of Common Stock issued with Capital Stock Rights and (b) after such record date and prior to the expiration, redemption or termination of such Capital Stock Rights shall be entitled to receive upon such exercise, in addition to the shares of Common Stock issuable upon such exercise, the same number of such Capital Stock Rights as would a holder of the number of shares of Common Stock that such Common Stock Warrant so exercised would have entitled the holder thereof to acquire in accordance with the terms and provisions applicable to the Capital Stock Rights if such Common Stock Warrant was exercised immediately prior to the record date for such distribution. Common Stock owned by or held for the account of the Company or any majority owned subsidiary shall not be deemed outstanding for the purpose of any adjustment.

    No adjustment in the exercise price of and the number of shares of Common Stock covered by a Common Stock Warrant will be made for regular quarterly or other periodic or recurring cash dividends or distributions or for cash dividends or distributions to the extent paid from retained earnings. No adjustment will be required unless such adjustment would require a change of at least 1% in the exercise price then in effect; provided that any such adjustment not so made will be carried forward and taken into account in any subsequent adjustment; and provided further that any such adjustment not so made shall be made no later than three years after the occurrence of the event requiring such adjustment to be made or carried forward. Except as stated above, the exercise price of and the number of shares of Common Stock covered by a Common Stock Warrant will not be adjusted for the issuance of shares of Common Stock or any securities convertible into or exchangeable for shares of Common Stock, or securities carrying the right to purchase any of the foregoing.

    In the case of (i) a reclassification or change of the Common Stock, (ii) a consolidation or merger involving the Company or (iii) a sale or conveyance to another corporation of the property and assets of the Company as an entirety or substantially as an entirety, in each case as a result of which holders of the

Company's Common Stock shall be entitled to receive stock, securities, other property or assets (including cash) with respect to or in exchange for such Common Stock, the holders of the Common Stock Warrants then outstanding will be entitled thereafter to convert such Common Stock Warrants into the kind and amount of shares of stock and other securities or property which they would have received upon such reclassification, change, consolidation, merger, sale or conveyance had such Common Stock Warrants been exercised immediately prior to such reclassification, change, consolidation, merger, sale or conveyance.

                       DESCRIPTION OF UNITS OF SECURITIES

    The Company may issue Units consisting of two or more other constituent Securities, which Units may be issuable as, and for the period of time specified therein may be transferable as, a single Security only, as distinguished from the separate constituent Securities comprising such Units. Any such Units will be offered pursuant to a Prospectus Supplement which will (i) identify and designate the title of any series of Units; (ii) identify and describe the separate constituent Securities comprising such Units; (iii) set forth the price or prices at which such Units will be issued; (iv) describe, if applicable, the date on and after which the constituent Securities comprising the Units will become separately transferable; (v) provide information with respect to book-entry procedures, if any; (vi) discuss applicable United States federal income tax considerations relating to the Units; and (vii) set forth any other terms of the Units and their constituent Securities.

                              PLAN OF DISTRIBUTION

    The Company may sell the Securities to or through underwriters and also may sell Securities directly to other purchasers or through agents. Such underwriters may include Goldman, Sachs & Co., or a group of underwriters represented by firms including Goldman, Sachs & Co. Goldman, Sachs & Co. may also act as agents.

    The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

    In connection with the sale of Securities, underwriters may receive compensation from the Company or from purchasers of Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company and any profit on the resale of Securities by them may be deemed to be underwriting discounts and commissions, under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Company will be described, in the applicable Prospectus Supplement.

    Under agreements which may be entered into by the Company, underwriters and agents who participate in the distribution of Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act.

    If so indicated in the applicable Prospectus Supplement, the Company will authorize underwriters or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Securities from the Company pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others but in all cases such institutions must be approved by the Company. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

                                 LEGAL MATTERS

    Unless otherwise indicated in a Prospectus Supplement, certain legal matters regarding the Securities will be passed upon for the Company by Doherty, Rumble & Butler Professional Association, Minneapolis, Minnesota, and for the underwriters, if any, by Sonnenschein Nath & Rosenthal, Chicago, Illinois.

                                    EXPERTS

    The consolidated financial statements and schedule of The Toro Company and subsidiaries as of October 31, 1995 and 1996 and for the years ended July 31, 1994 and 1995, the three months ended October 31, 1995 and the year ended October 31, 1996, incorporated by reference herein, have been incorporated herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following is an estimate, subject to future contingencies, of the expenses to be incurred by the Registrant in connection with the issuance and distribution of the securities being registered:

 Registration Fee.................................................  $  75,758
*Legal Fees and Expenses..........................................    150,000
*Trustee Fees and Expenses........................................      6,000
*Accounting Fees and Expenses.....................................     60,000
*Blue Sky Fees and Expenses.......................................     10,000
*Printing and Engraving Fees......................................     40,000
*Rating Agency Fees...............................................    100,000
*Miscellaneous....................................................     38,242
                                                                    ---------
  Total...........................................................  $ 480,000
                                                                    ---------
                                                                    ---------

------------------------

*   Estimated pursuant to instruction to Item 511 of Regulation S-K.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the General Corporation Law of the State of Delaware empowers a corporation incorporated under the statute to indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve in such capacities with another enterprise at the corporation's request against expenses (including attorneys' fees), as well as judgments, fines and settlements, actually and reasonably incurred by them in connection with any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The power to indemnify exists only where such officer, director, employee or agent has acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, in the case of a criminal action, where such person had no reasonable cause to believe his conduct was unlawful. Unless a court determines to the contrary, a corporation has no power of indemnification in any action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation. Indemnification against expenses is mandatory to the extent a claim, issue or matter has been successfully defended. Indemnification and advancement of expenses are not deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or otherwise. A Delaware corporation also has the power to purchase and maintain insurance on behalf of any person it has the power to indemnify, whether or not indemnity against liability would be allowed under the statute.

    Section 1 of Article XI of the Registrant's Certificate of the Incorporation provides, in accordance with Section 102(b)(7) of the Delaware General Corporation Law, for the elimination or limitation of the personal liability of a director to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director under certain circumstances.

    Section 2 of Article XI of the Registrant's Certificate of Incorporation mandates indemnification of a director or officer of Registrant or a person serving at the request of the Registrant as a director, officer, employee or agent of another entity to the fullest extent authorized by the Delaware General Corporation Law against expenses, liability and loss and authorizes the Board to express such rights in written contract.

    The Registrant also maintains liability insurance policies which provide for indemnification of a director or officer of Registrant or a person serving at the request of the Registrant as a director, officer, employee or agent of another entity against certain liabilities under certain circumstances.

ITEM 16.  EXHIBITS

    The following Exhibits are filed as part of this Registration Statement:

  1       Form of Underwriting Agreement for Debt Securities.

  4(a)    Certificate of Incorporation of the Registrant as amended and corrected through May 18, 1987 (incorporated by reference to Exhibit
            4.2 to Registrant's Registration Statement on Form S-3, Registration
            No. 33-16125).

  4(b)    Certificate of Amendment to Certificate of Incorporation dated
            December 8, 1987 (incorporated by reference to Exhibit 3 to
            Registrant's Quarterly Report on Form 10-Q for the quarter ended
            January 29, 1988, Commission File No. 1-8649).

  4(c)    Bylaws of the Registrant (incorporated by reference to Exhibit 3.3 to
            Registrant's Annual Report on Form 10-K for the year ended July 31,
            1991, Commission File No. 1-8649).

  4(d)    Rights Agreement dated as of June 14, 1988, between the Registrant and
            Norwest Bank Minnesota National Association, relating to rights to purchase Series B Junior Participating Voting Preferred Stock
            (incorporated by reference to Exhibit 1 to Registrant's Registration
            Statement on Form 8-A dated June 17, 1988, Commission File No.
            1-8649).

  4(e)    Amendment to Rights Agreement dated as of August 14, 1990, between the
            Registrant and Norwest Bank Minnesota National Association
            (incorporated by reference to Exhibit 1 to Registrant's Report on
            Form 8-K dated August 14, 1990, Commission File No. 1-8649).

  4(f)    Specimen form of Common Stock certificate (incorporated by reference to Exhibit 4(c) to Registrant's Registration Statement on Form S-8,
            Registration No. 2-94417).

  4(g)    Form of Indenture.

  4(h)    Forms of Debt Securities (filed as part of Exhibit 4(g)).

  5       Opinion of Doherty, Rumble & Butler Professional Association.

 12       Computations of ratio of earnings to fixed charges.

 23(a)    Consent of Doherty, Rumble & Butler Professional Association (included as part of Exhibit 5).

 23(b)    Consent of KPMG Peat Marwick LLP.

 24       Powers of Attorney (included on the signature pages of this
            Registration Statement).

 25       Form T-1 Statement of Eligibility under the Trust Indenture Act of
            1939 of First Trust National Association as Trustee.

ITEM 17.  UNDERTAKINGS

    (a) The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

           (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

    Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commissions such indemnification is against public policy as expressed in the act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has bene settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, The Toro Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bloomington and the State of Minnesota, on the 31st day of January 1997.

   THE TORO COMPANY

   By            /s/ KENDRICK B. MELROSE
        -----------------------------------------
                   Kendrick B. Melrose
           CHAIRMAN AND CHIEF EXECUTIVE OFFICER

    Know all men by these presents, that each person whose signature appears below hereby constitutes and appoints Kendrick B. Melrose, Gerald T. Knight and
J. Lawrence McIntyre, or any one of them, each with full power to act without the other, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, or any of them or their or his or her substitute or substitutes, full power to do and perform each and every act and thing requisite and necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

             NAME                         TITLE                    DATE
------------------------------  --------------------------  -------------------

                                Chairman and Chief
   /s/ KENDRICK B. MELROSE        Executive Officer
------------------------------    (Principal Executive       January 31, 1997
     Kendrick B. Melrose          Officer)

                                Vice President and Chief
     /s/ GERALD T. KNIGHT         Financial Officer
------------------------------    (Principal Financial       January 31, 1997
       Gerald T. Knight           Officer)

      /s/ RANDY B. JAMES        Vice President and
------------------------------    Controller (Principal      January 31, 1997
        Randy B. James            Accounting Officer)

     /s/ RONALD O. BAUKOL
------------------------------  Director                     January 31, 1997
       Ronald O. Baukol

             NAME                         TITLE                    DATE
------------------------------  --------------------------  -------------------
   /s/ ROBERT C. BUHRMASTER
------------------------------  Director                     January 31, 1997
     Robert C. Buhrmaster

     /s/ JANET K. COOPER
------------------------------  Director                     January 31, 1997
       Janet K. Cooper

      /s/ ALEX A. MEYER
------------------------------  Director                     January 31, 1997
        Alex A. Meyer

     /s/ ROBERT H. NASSAU
------------------------------  Director                     January 31, 1997
       Robert H. Nassau

      /s/ DALE R. OLSETH
------------------------------  Director                     January 31, 1997
        Dale R. Olseth

     /s/ EDWIN H. WINGATE
------------------------------  Director                     January 31, 1997
       Edwin H. Wingate

                                 EXHIBIT INDEX
                              DOCUMENT DESCRIPTION

                                                                                               FORM OF FILING
                                                                                         --------------------------
     1     Form of Underwriting Agreement for Debt Securities..........................  Electronic Transmission

     4(a)  Certificate of Incorporation of the Registrant (incorporated by reference to
             Exhibit 4.2 to Registrant's Registration Statement on Form S-3,
             Registration No. 33-16125).

     4(b)  Certificate of Amendment to Certificate of Incorporation dated December 8,
             1987 (incorporated by reference to Exhibit 3 to Registrant's Quarterly
             Report on Form 10-Q for the quarter ended January 29, 1988, Commission
             File No. 1-8649).

     4(c)  Bylaws of the Registrant (incorporated by reference to Exhibit 3.3 to
             Registrant's Annual Report on Form 10-K for the year ended July 31, 1991,
             Commission File No. 1-8649).

     4(d)  Rights Agreement dated as of June 14, 1988, between the Registrant and
             Norwest Bank Minnesota National Association, relating to rights to purchase Series B Junior Participating Voting Preferred Stock
             (incorporated by reference to Exhibit 1 to Registrant's Registration
             Statement on Form 8-A dated June 17, 1988, Commission File No. 1-8649).

     4(e)  Amendment to Rights Agreement dated as of August 14, 1990, between the
             Registrant and Norwest Bank Minnesota National Association (incorporated by reference to Exhibit 1 to Registrant's Report on Form 8-K dated August
             14, 1990, Commission File No. 1-8649).

     4(f) Specimen form of Common Stock certificate (incorporated by reference to Exhibit 4(c) to Registrant's Registration Statement on Form S-8,
             Registration No. 2-94417).

     4(g)  Form of Indenture...........................................................  Electronic Transmission

     4(h)  Debt Securities (filed as part of Exhibit 4(g)).

     5     Opinion of Doherty, Rumble & Butler Professional Association................  Electronic Transmission

    12     Computations of ratio of earnings to fixed charges..........................  Electronic Transmission

    23(a)  Consent of Doherty, Rumble & Butler Professional Association (included as part of Exhibit 5).

    23(b)  Consent of KPMG Peat Marwick LLP............................................  Electronic Transmission

    24     Powers of Attorney (included on the signature pages of this Registration
             Statement).

    25     Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of
             First Trust National Association as Trustee...............................  Electronic Transmission